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                                                                   Exhibit 10.19



Mr. Joe Andersen
2951 Hampton Cove Way
Owens Crossroads, Alabama  35763

Dear Joe;

         I am pleased that you have accepted the position of Chief Financial Officer of Continental Circuits Corp. I consider this to be a critical addition to the senior management team. On behalf of the team and the Board of Directors, I welcome you to Phoenix.

         Your annual base salary will be $150,000.00 (one hundred and fifty thousand dollars) payable weekly. In addition you will be eligible for the following incentives and benefits;

         A. Continental will provide for your relocation from your present home in Alabama to your new residence in the Phoenix area. Continental will be responsible for packing, moving and unpacking of household good. In addition Continental will assume the real estate fees on your current home. In the event you are not able to sell your home in Alabama at an appraised level within six months of your state date, the Company will assist in securing a relocation service that will purchase the home. The Company will assume up to 10% of the loss between the appraised price and actual selling price, if the situation should occur.

         B. You will be granted 75,000 options to purchase Continental Circuits Corp. stock with an exercise price equal to the fair market value on the date of the acceptance of this offer.

         C. You will be immediately eligible to participate in the leased automobile program.

         D. Continental will be responsible for your temporary living expenses in Phoenix until such time as you are able to relocate into your new home. We have secured Corporate housing that will be available August 15, 1996.

         E. You and your family will be eligible for the benefit package on your first full day as a Continental employee.

         Joe, I obviously think that Continental Circuits Corp. is a very special Company with a bright future. If you have any questions please call me. I believe with your experience, skills and talents this is a great match and I am thrilled to have you on board. Congratulations!

Sincerely yours,

/s/ Rick McNamee
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Rick McNamee
President/CEO
Continental Circuits Corp.